Form 10-K, Exhibit 13
period 2002-12-31
BCTC IV ASSIGNOR CORP
filed 2003-08-25
CIK 1003815

BALANCE SHEET AND
INDEPENDENT AUDITORS' REPORT

BCTC IV ASSIGNOR CORP.

DECEMBER 31, 2002

PAGE
INDEPENDENT AUDITORS' REPORT	3

FINANCIAL STATEMENT

BALANCE SHEET	4

NOTES TO BALANCE SHEET	5

INDEPENDENT AUDITORS' REPORT

To the Stockholder

BCTC IV Assignor Corp.

We have audited the accompanying balance sheet of BCTC IV Assignor Corp. as of December 31, 2002. This balance sheet is the responsibility of the Corporation's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of BCTC IV Assignor Corp. as of December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

Bethesda, Maryland

March 13, 2003

ASSETS

Investment in limited partnership (note B)	$ 100

LIABILITY AND STOCKHOLDERS' EQUITY

Subscription payable	$ 100

Stockholders' equity
Common stock - 1,000 shares authorized, issued and outstanding, $1 par value per share	1,000

Less: subscription receivable	(1,000)

$ 100

NOTE A - ORGANIZATION

BCTC IV Assignor Corp. (the "Corporation") was organized on October 12, 1993 under the laws of the State of Delaware to act as the assignor limited partner of, and to acquire and hold a limited partnership interest in, Boston Capital Tax Credit Fund IV L.P. (the "Limited Partnership"). The Corporation will assign units of beneficial interest in its limited partnership interest to persons who purchase Beneficial Assignee Certificates (BACs), on the basis of one unit of beneficial interest for each BAC. The Corporation will not have any interest in profits, losses or distributions on its own behalf.

Recent Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities", an interpretation of ARB No. 51, "Consolidated Financial Statements", which provides new accounting guidance on when to consolidate a variable interest, as defined in FIN 46, in another entity. FIN 46 applies to variable interests in variable interest entities acquired after January 31, 2003. For nonpublic entities, such as the Corporation, FIN 46 should be implemented no later than December 31, 2004. The Management is in the process of analyzing FIN 46 to determine the impact, if any, on the Corporation's financial statements. Management has not yet made any determination of the potential impact FIN 46 might have on the Corporation's current accounting for its investments in the Limited Partnership or whether any of those investments might be required to be consolidated.

NOTE B - INVESTMENT IN LIMITED PARTNERSHIP

On October 12, 1993, the Corporation was admitted as the assignor limited partner in Boston Capital Tax Credit Fund IV L.P. The Limited Partnership was formed to invest in real estate by acquiring, holding, and disposing of limited partnership interests in operating partnerships which will acquire, develop, rehabilitate, operate and own newly-constructed, existing or rehabilitated low-income apartment complexes.