Form 10-K/A, Exhibit 13
period 2003-12-31
BCTC IV ASSIGNOR CORP
filed 2005-03-10
CIK 1003815

BALANCE SHEET AND

INDEPENDENT AUDITORS' REPORT

BCTC IV ASSIGNOR CORP.

DECEMBER 31, 2003

PAGE

INDEPENDENT AUDITORS' REPORT 3

FINANCIAL STATEMENT

BALANCE SHEET 4

NOTES TO BALANCE SHEET 5

INDEPENDENT AUDITORS' REPORT

To the Stockholder

BCTC IV Assignor Corp.

We have audited the accompanying balance sheet of BCTC IV Assignor Corp. as of December 31, 2003. This balance sheet is the responsibility of the Corporation's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

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

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of BCTC IV Assignor Corp. as of December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Bethesda, Maryland

March 18, 2004

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

Recent Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities", an interpretation of ARB No. 51, "Consolidated Financial Statements", which provides new accounting guidance on when a business enterprise must consolidate a variable interest entity as defined in FIN 46. In December 2003, the FASB reissued the interpretation to clarify certain requirements and provide additional implementation guidance. For nonpublic entities such as the Corporation, FIN 46 is applicable no later than the year ending December 31, 2005. Management, after careful review and analysis of FIN 46, has preliminarily determined that FIN 46 will have no effect on the Corporation's current accounting for its investment in the Limited Partnership.

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