Form 10-K, Exhibit 13
period 2004-12-31
BCTC IV ASSIGNOR CORP
filed 2005-03-31
CIK 1003815

BALANCE SHEETS AND

INDEPENDENT AUDITORS' REPORT

BCTC IV ASSIGNOR CORP.

DECEMBER 31, 2004 and 2003

PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM *

FINANCIAL STATEMENT

BALANCE SHEETS *

NOTES TO BALANCE SHEETS *

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder

BCTC IV Assignor Corp.

We have audited the accompanying balance sheets of BCTC IV Assignor Corp. as of December 31, 2004 and 2003. These balance sheets are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these balance sheets based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above presents fairly, in all material respects, the financial position of BCTC IV Assignor Corp. as of December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

Bethesda, Maryland

March 4, 2005

ASSETS
	2004	2003

Investment in limited partnership (note B)	$ 100	$ 100

LIABILITY AND STOCKHOLDERS' EQUITY

Subscription payable	$ 100	$ 100

Stockholders' equity
Common stock - 1,000 shares authorized, issued and outstanding, $1 par value per share	1,000	1,000

Less: subscription receivable	(1,000)	(1,000)

	$ 100	$ 100

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

NOTE B - INVESTMENT IN LIMITED PARTNERSHIP

On October 12, 1993, the Corporation was admitted as the assignor limited partner in Boston Capital Tax Credit Fund IV L.P. The Limited Partnership was formed to invest in real estate by acquiring, holding, and disposing of limited partnership interests in operating partnerships which will acquire, develop, rehabilitate, operate and own newly-constructed, existing or rehabilitated low-income apartment complexes. The Corporation has recorded its $100 investment at cost.