Form 10-K, Exhibit 13
period 2008-12-31
BCTC IV ASSIGNOR CORP
filed 2009-03-26
CIK 1003815

FINANCIAL STATEMENTS AND

INDEPENDENT AUDITORS' REPORT

BCTC IV ASSIGNOR CORP.

DECEMBER 31, 2008 and 2007

BCTC IV Assignor Corp.

TABLE OF CONTENTS

PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM *3

FINANCIAL STATEMENT

BALANCE SHEETS *4

NOTES TO BALANCE SHEETS *5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the President and Chief Financial Officer

BCTC IV Assignor Corp.

We have audited the accompanying balance sheets of BCTC IV Assignor Corp. as of December 31, 2008 and 2007. These balance sheets are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of BCTC IV Assignor Corp. as of December 31, 2008 and 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Reznick Group, P.C.

Bethesda, Maryland

March 26, 2009

3

BCTC IV Assignor Corp.

BALANCE SHEETS

December 31,

ASSETS
	2008	2007

Investment in limited partnership (note B)	$ 100	$ 100

LIABILITY AND STOCKHOLDER'S' EQUITY

Subscription payable	$ 100	$ 100

Stockholder's' equity
Common stock - 1,000 shares authorized, issued and outstanding, $1 par value per share	1,000	1,000

Less: subscription receivable	(1,000)	(1,000)

	$ 100	$ 100

4

BCTC IV Assignor Corp.

NOTES TO BALANCE SHEETS

December 31, 2008 and 2007

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