Form 10-K, Exhibit 13
period 2020-12-31
BCTC IV ASSIGNOR CORP
filed 2021-03-25
CIK 1003815

Exhibit 13

BCTC IV Assignor Corp.

Financial Statements and

Report of Independent Registered

Public Accounting Firm

DECEMBER 31, 2020 and 2019

BCTC IV Assignor Corp.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the President and Chief Financial Officer
BCTC IV Assignor Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of BCTC IV Assignor Corp. (the "Company") as of December 31, 2020 and 2019, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019 in conformity with accounting principles generally accepted in the United States of America.

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

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to those charged with governance and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ CohnReznick LLP

We have served as the Company’s auditor since 2002.

Bethesda, Maryland

March 25, 2021

BCTC IV Assignor Corp.

BALANCE SHEET

December 31,

	2020	2019
ASSETS
Investment in limited partnership (Note B)	$100	$100

LIABILITY AND STOCKHOLDER'S EQUITY

Subscription payable	$100	$100

Stockholder's equity
Common stock - 1,000 shares authorized, issued and outstanding, $1 par value per share	1,000	1,000

Less: subscription receivable	(1,000)	(1,000)

	-	-

	$100	$100

The accompanying notes are an integral part of these financial statements.

BCTC IV Assignor Corp.

NOTES TO FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE A - ORGANIZATION

BCTC IV Assignor Corp. (the “Corporation”) was organized on October 12, 1993 under the laws of the State of Delaware to act as the assignor limited partner of, and to acquire and hold a limited partnership interest in, BF Garden Tax Credit Fund IV L.P. (formerly known as Boston Capital Tax Credit Fund IV L.P.) (the “Limited Partnership”). The Corporation has assigned units of beneficial interest in its limited partnership interest to persons who purchase Beneficial Assignee Certificates (BACs), on the basis of one unit of beneficial interest for each BAC. The Corporation does not have any interest in profits, losses or distributions on its own behalf.

Effective as of December 15, 2020, BF Garden Companion Limited Partnership, a Massachusetts limited partnership formerly known as Boston Capital Companion Limited Partnership (“Companion”) replaced John P. Manning as the sole owner of the Corporation. Also effective as of December 15, 2020, BFBC Holdings GP, LLC, a Delaware limited liability company and an affiliate of Boston Financial Investment Management, LP, a Delaware limited partnership (“BFIM”),replaced Boston Capital Partners II Corporation as the general partner of Companion, and BFIM replaced Boston Capital Companion Holdings Limited Partnership as the sole limited partner of Companion.

NOTE B - INVESTMENT IN LIMITED PARTNERSHIP

On October 12, 1993, the Corporation was admitted as the assignor limited partner in the Limited Partnership. The Limited Partnership was formed to invest in real estate by acquiring, holding, and disposing of limited partnership interests in operating partnerships which have acquired, developed, rehabilitated, operate and own newly-constructed, existing or rehabilitated low-income apartment complexes. The Corporation recorded its $100 investment at cost.

5