Form 10-K, Exhibit 13
period 2022-12-31
BCTC IV ASSIGNOR CORP
filed 2023-03-22
CIK 1003815

Exhibit 13

BCTC IV ASSIGNOR CORP.

FINANCIAL STATEMENTS AND

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2022 AND 2021

BCTC IV Assignor Corp.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the President and Chief Financial Officer

BCTC IV Assignor Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of BCTC IV Assignor Corp. (the “Company”) as of December 31, 2022 and 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 in conformity with accounting principles generally accepted in the United States of America.

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

Bethesda, Maryland

March 22, 2023

BCTC IV Assignor Corp.

BALANCE SHEET

December 31,

ASSETS	2022	2021

Investment in limited partnership (Note B)	$100	$100

LIABILITY AND STOCKHOLDER’S EQUITY
Subscription payable	$100	$100
Stockholder’s equity
Common stock - 1,000 shares authorized, issued and outstanding, $1 par value per share	1,000	1,000
Less: subscription receivable	(1,000)	(1,000)
	—	—
	$100	$100

The accompanying notes are an integral part of these financial statements.

BCTC IV Assignor Corp.

NOTES TO FINANCIAL STATEMENTS

December 31, 2022 and 2021

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