Form 10-K, Exhibit 13
period 2024-12-31
BCTC IV ASSIGNOR CORP
filed 2025-03-24
CIK 1003815

Exhibit 13

BCTC IV ASSIGNOR CORP.

FINANCIAL STATEMENTS AND

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2024 AND 2023

BCTC IV Assignor Corp.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the President and Chief Financial Officer

BCTC IV Assignor Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of BCTC IV Assignor Corp. (the “Company”) as of December 31, 2024 and 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023 in conformity with accounting principles generally accepted in the United States of America.

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

Bethesda, Maryland
March 24, 2025

BCTC IV Assignor Corp.

BALANCE SHEET

December 31,

ASSETS	2024	2023

Investment in limited partnership (Note B)	$100	$100

LIABILITY AND STOCKHOLDER’S EQUITY
Subscription payable	$100	$100
Stockholder’s equity
Common stock - 1,000 shares authorized, issued and outstanding, $1 par value per share	1,000	1,000
Less: subscription receivable	(1,000)	(1,000)
	—	—
	$100	$100

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

NOTE C - DISSOLUTION

As of March 24, 2025, the Limited Partnership has disposed of its final limited partnership interest in operating partnership. Since the Limited Partnership no longer has limited partnership interests in operating partnerships, the Limited Partnership will be dissolved in accordance with the terms of its Partnership Agreement. Concurrently, the Corporation will be dissolved in accordance with the terms of its By-Laws.

NOTE D - SUBSEQUENT EVENTS

Events that occur after the balance sheet date but before the financial statements were available to be issued must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying financial statements. Subsequent events, which provide evidence about conditions that existed after the balance sheet date, require disclosure in the accompanying notes. Management evaluated the activity of the Corporation through the date the financial statements were issued, and concluded that, no subsequent events have occurred, except as described in Note C, that would require recognition in the financial statements or disclosure in the notes to the financial statements.

4